Exhibit 99.1

Natural Alternatives International, Inc. Reports 36% Net Sales

Increase and Net Income of $0.13 per Diluted Share for the First

Three Months of Fiscal 2005

SAN MARCOS, CALIF, October 25, 2004 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator and manufacturer of customized nutritional supplements, today announced net income of $852,000 or $0.13 per diluted share on net sales of $22.7 million for the three months ended September 30, 2004.

First quarter net sales increased 36% to $22.7 million from $16.7 million for the comparable quarter last year. Net sales growth resulted in part from a 50% increase in private label contract manufacturing sales. Income from operations increased by 121% to $1.4 million from $630,000 in the comparable quarter last year. Net income increased to $852,000 or $0.13 per diluted share from $567,000 or $0.09 per diluted share for the comparable quarter last year.

As of September 30, 2004, NAI had cash and working capital of approximately $3.2 million and $16.3 million, respectively, compared to $7.5 million and $17.5 million, respectively, at June 30, 2004. First quarter cash used in operating activities was $1.6 million principally due to compensation payments of $1.6 million under our fiscal 2004 Management Incentive Plan resulting from our growth in earnings in 2004. Additionally, first quarter capital expenditures of $2.6 million resulted from our investment in the expansion of our Vista, California facility and acquisition of additional manufacturing equipment to expand production capacity. We funded our capital expenditures from available cash on hand. As of September 30, 2004 we had $7.6 million available under our working capital line of credit.

“We begin our 25th year building upon the remarkable financial performance of fiscal 2004. First quarter income from operations improved 16% over the fourth quarter of fiscal 2004,” stated CEO Mark Le Doux. “Our first quarter net sales were in line with our growth plans for fiscal 2005. Building on our reputation of quality products and turnkey services, we are beginning to see brand preference develop in our contract manufacturing business. We look to increase our net sales and expand our customer base, while serving the needs of our valued primary customers who contribute to the foundation of our sustainable growth plans.”

President Randell Weaver commented, “Growth like we experienced in fiscal 2004 requires investment in expansion. We look forward to consolidating our manufacturing activities into our new manufacturing space in our fiscal third quarter. We believe our Vista, California expansion into an additional 46,000 square-foot production facility will meet increased demand and further streamline our manufacturing capabilities. We are pleased that capital expenditures, working capital, total debt and cash used in operations were in line with our growth plans for fiscal 2005.”

NAI, headquartered in San Marcos, California, is a leading formulator and manufacturer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to future financial and operating results and our ability to continue to improve profitability, maintain adequate financing, improve liquidity, maintain revenue growth, complete the expansion of our manufacturing facilities and implement our strategic plans. We wish to caution readers that these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2004	June 30, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$3,204	$7,495
Accounts receivable, net	9,394	8,889
Inventories, net	13,882	12,863
Deferred income taxes	951	1,010
Other current assets	1,199	633

Total current assets	28,630	30,890
Property and equipment, net	13,334	11,380
Other assets	185	198

Total Assets	$42,149	$42,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$12,363	$13,422
Long-term debt, less current installments	3,632	3,841
Deferred income taxes	717	717
Deferred rent	256	220
Long-term pension liability	146	140

Total Liabilities	17,114	18,340

Stockholders’ Equity	25,035	24,128

Total Liabilities and Stockholders’ Equity	$42,149	$42,468

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three months ended September 30,
	2004	2003
	(Unaudited)
NET SALES	$22,727	$16,721
Cost of goods sold	17,409	12,575

Gross profit	5,318	4,146
Selling, general & administrative expenses	3,924	3,516

INCOME FROM OPERATIONS	1,394	630
Other expense, net	50	41

INCOME BEFORE INCOME TAXES	1,344	589
Provision for income taxes	492	22

NET INCOME	$852	$567

NET INCOME PER COMMON SHARE:
Basic	$0.14	$0.10

Diluted	$0.13	$0.09

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	5,923,766	5,820,709

Diluted shares	6,447,677	6,106,834